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EXHIBIT 99.4: FORM OF LETTER TO BROKERS.

                             DATA TRANSLATION, INC.
                                100 Locke Drive
                            Marlboro, MA 01752-1192

                                           , 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

    This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Data Translation, Inc. ("Data Translation") of an aggregate of [____________] shares of common stock, par value $.01 per share ("Common Stock") of Data Translation, at a subscription price of $[______] per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on [________], 2001 ("Subscription Rights"), to all holders of record of shares of Data Translation's Common Stock as of the close
of business on [May   , 2001] (the "Record Date"). Each Subscription Right also
carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

    Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner.

    We are asking you to contact your clients for whom you hold shares of Common Stock registered in your or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

    Enclosed are copies of the following documents:

    1.  Prospectus;

    2.  Form of Letter from Data Translation to its Stockholders;

    3.  Instructions for Use of Data Translation Subscription Certificates;

    4.  Form of Notice of Guaranteed Delivery; and

    5.  Return envelope addressed to Equiserve, as Subscription Agent.

    Your prompt action is requested. The Subscription Rights will expire at
5:00 P.M., Eastern Daylight Time, on [June   , 2001] (as it may be extended, the
"Expiration Date").

    To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

    Additional copies of the enclosed materials may be obtained by contacting Data Translation's Chief Financial Officer, Michael DiPoto, at 508-481-3700.

                                     Sincerely,

                                     By: ________________________
                                         Alfred A. Molinari,
                                         Chief Executive Officer